Exhibit 1.05

Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Kate Corcoran Articulate Communications Inc. 212-255-0080, ext. 18 kcorcoran@articulatepr.com

FOR IMMEDIATE RELEASE

CDC Software’s Ross Enterprise Helps Juice Harvest Grow without Sacrificing High Quality
Standards

Maker of Fresh Juices, Cut Fruit and Vegetables Gains New Business and Faster Lot Traceability
Using Ross Enterprise Applications

HONG KONG, ATLANTA –Jan. 22, 2008 – CDC Software, a wholly owned subsidiary of CDC Corporation and a provider of industry-specific enterprise software applications and business services, announced today that Juice Harvest, a leading maker of fresh juices, cut fruit and vegetables, has reported better lot traceability and improved costing accuracy and audits, which have helped result in new business since implementing CDC Software’s Ross Enterprise suite of applications.

Juice Harvest’s commitment to freshness and quality has earned the company an impeccable reputation in its industry and has contributed to annual sales growth of 25 to 28 percent, without marketing or advertising. Many well-known national retailers carry Juice Harvest’s wide assortment of products in their Western U.S. stores.

Juice Harvest’s legacy ERP system was unsuitable for process manufacturing and unable to handle the large volume of data Juice Harvest processes daily, so it set out to find a replacement solution from a vendor with a strong background in food and beverage manufacturing. Juice Harvest purchased the Ross Enterprise applications from CDC Software in December 2005 and went live on all core ERP modules in September 2006.

Using the Ross Enterprise applications, Juice Harvest is performing mock recalls in less than an hour, whereas previously, it took five to seven senior managers almost an entire work-day. With this capability, Juice Harvest now faces customers’ audit teams with increased confidence. “We were recently audited by a firm who conducts fresh juice audits for some key well known national retailers,” said Ricki Reves, Juice Harvest’s chief financial officer. “We received a 98 percent score, which is outstanding.”

Juice Harvest recently added one of the world’s largest national retailers as a new customer. “We believe this is business we would absolutely not have been able to secure without the Ross Enterprise system,” said Reves.

Additionally, Juice Harvest has also noted that product cost accuracy has improved dramatically, enabling improved decision-making and new business growth. With Ross, Juice Harvest has more recipe management flexibility and can store alternative ingredients and multiple versions of the same recipe, enabling the shop floor to make instant ingredient adjustments or substitutions.

Juice Harvest plans to expand Ross Enterprise beyond its core ERP functionality with Ross Data Collection, Sales EPM (enterprise performance management), Finance EPM and Demand Planning. “The Ross Enterprise system has provided us with a solid foundation for continued success,” said Reves. “As we continue to grow, it’s good to know that the Ross Enterprise family of complementary applications from CDC Software was built from the ground up to work together and be deployed rapidly.”

“Our Ross Enterprise for Food and Beverage solution is engineered to solve the business and regulatory challenges that processors such as Juice Harvest face everyday,” said Beth Berndt, director, Industry Solutions, CDC Software. “This expertise in the food and beverage industry enables our customers to help take full advantage of their IT investment, offer the highest quality products and improve the way they do business.”

About Ross Enterprise for Food and Beverage
Ross Enterprise is CDC Software’s comprehensive suite of applications for food and beverage manufacturers. The suite of applications includes enterprise resource management (ERP), supply chain management (SCM), warehouse management, customer relationship management, real time performance management and business analytics. Together, these systems address the unique challenges in food and beverage including the need for detailed product costing and profitability analysis, management of pricing and promotions, optimized forecasting and scheduling, improved order fulfillment and customer service, inventory optimization with minimal spoilage, and compliance with food safety regulations and mock recalls. Ross Enterprise is used worldwide by over 1,200 companies including Boar’s Head, Kerry Ingredients, Cheesecake Factory, Pez Candies, Nellson Nutraceuticals, Hilmar Cheese, Michael Angelo’s and Litehouse Foods. For more information, visit www.rossinc.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating the ability of customers to attract new business that would otherwise not be attainable without our applications, the ability to increase cost accuracy and audit performance, the ability to handle large volume of information, to handle recalls quickly, to make better decisions and to grow a customer’s business, statements relating to our customers’ plans to expand functionality and purchase new applications from us, the ability to provide improved recipe management, solve business and regulatory challenges successfully, the ability to take full advantage of IT investment, produce a higher quality product and improve the way our customer’s do business, the ability of Ross Enterprise reducing time for mock recalls, improved quality audits, meeting regulatory requirements and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the process manufacturing industry; the continued support of our existing customers; the continued ability of Ross Enterprise solutions to address industry-specific requirements of companies in the process manufacturing industry; demand for and market acceptance of new and existing Ross Enterprise solutions; development of new functionalities which would allow process manufacturers to compete more effectively and changes in the type of information required to compete in the process manufacturing industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.